EXHIBIT 10.7

THIS DOCUMENT PERTAINS TO THE SETTLEMENT OF AN EXISTING CONTROVERSY AND IS INTENDED TO QUALIFY FOR ALL EVIDENTIARY AND OTHER PRIVILEGES APPLICABLE TO SETTLEMENT DISCUSSIONS. IT IS BEING TRANSMITTED IN THAT CONTEXT.

SEPARATION AGREEMENT (this “Agreement”), dated as of February 17, 2003 (the “Execution Date”), between WMC FINANCE CO., a Delaware corporation (the “Company”), SCOTT A. MCAFEE (the “Executive”), and SCOTT A. MCAFEE AND CYNTHIA N. MCAFEE FAMILY TRUST DATED APRIL 10, 1991 (the “Trust”).

WHEREAS, Frank O’Bryan is paying all of his obligations to the Company under those certain promissory notes, dated as of September 23, 1997 and April 20, 1998, issued by Mr. O’Bryan to the Company; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Executive is paying all of his obligations to Frank O’Bryan under that certain promissory note dated as of May     , 1997, issued by Executive to Mr. O’Bryan.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. Resignation.

1.1 Effectiveness. This Agreement will be effective as of January 1, 2003 (the “Effective Date”), except that, subject to Section 6.2 hereof, Sections 2.2(C), 2.2(D), 2.2(E), 3, 5 and 7 of this Agreement will be effective commencing on the eighth day after Executive executes and delivers this Agreement.

1.2 Resignation. Subject to Section 3.1, Executive hereby resigns as (a) an officer and/or employee of the Company and each of its direct and indirect subsidiaries, and (b) as a director of each of the Company’s direct and indirect subsidiaries, and the Company hereby accepts such resignations on behalf of itself and such subsidiaries, in each case, effective as of the date hereof. Other than as expressly set forth herein, Executive hereby waives any and all rights and benefits to receive any payments, compensation or benefits or to serve as an officer or employee or director of the Company or any of its direct or indirect subsidiaries under any agreement, policy or arrangement.

2. Consideration.

2.1 (Intentionally Omitted).

2.2 Debt Repayments; Debt Forgiveness; Transfers of Capital Stock; Etc.

(A) Subject to receipt of the shares of capital stock and payment of the amounts set forth in Section 2.2(B), the Company (i) hereby forgives all accrued and unpaid interest under the First Closing Notes and the Second Closing Notes (each as defined herein) in respect of the period from and after January 1, 2002, (ii) hereby forgives all obligations of Executive under the promissory notes referred to in the row entitled “First Closing” under the column entitled “Forgiven Notes” in Schedule I and (iii) shall pay to Executive in cash (in accordance with Section 11.1) the amount set forth in the row entitled “First Closing” under the column entitled “Payment” on Schedule I.

(B) In consideration of $1.00, the loan forgiveness and the cash payments set forth in Section 2.2(A) and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, subject to receipt of the cash payment amount pursuant to Section 2.2(A)(iii), (i) Executive shall cause the Trust to, and the Trust does hereby, sell, transfer, convey and assign to the Company all of the Trust’s right, title and interest in the shares of capital stock of the Company set forth in the row entitled “First Closing” under the column entitled “Shares” on Schedule I, and (ii) Executive shall simultaneously pay in full all principal obligations under the Secured Promissory Notes referred to in the row entitled “First Closing” under the column entitled “Notes” on Schedule I (the “First Closing Notes”).

(C) On January 1, 2004, subject to receipt of the shares of capital stock and payment of the amounts set forth in Section 2.2(D), the Company shall pay to Executive in cash (in accordance with Section 11.1) the amount set forth in the row entitled “Second Closing” under the column entitled “Payment” on Schedule I.

(D) In consideration of $1.00 and the cash payments set forth in Section 2.2(C) and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, subject to receipt of the cash payment amount pursuant to Section 2.2(C), on December 31, 2003, (i) Executive shall cause the Trust to, and the Trust shall sell, transfer, convey and assign to the Company all of the Trust’s right, title and interest in the shares of capital stock of the Company set forth in the row entitled “Second Closing” under the column entitled “Shares” on Schedule I, and (ii) Executive shall pay in full all principal obligations under the Secured Promissory Notes referred to in the row entitled “Second Closing” under the column entitled “Notes” on Schedule I (the “Second Closing Notes”).

(E) On January 1, 2005, Executive shall cause the Trust to, and the Trust shall, sell, transfer, convey and assign to the Company all of the Trust’s right, title and interest in 15,000 shares of Class B Common Stock of the Company, and, subject to receipt of such shares, the Company shall pay to Executive $400,000 in cash (in accordance with Section 11.1).

(F) For and in consideration of the mutual promises made in this Agreement and as an integral part of its overall structure, the Company has agreed to reduce the stated interest rate on all of the notes from Executive to the Company referred to on Schedule I to a rate that is approximately equal to the blended applicable federal rate. The interest forgiveness set forth in Sections 2.2(A)(i) and 2.2(A)(ii) reflects the reduction in the stated interest rate.

(G) In consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Executive and the Trust hereby forfeit, transfer, convey and assign to the Company the right to receive any extraordinary or regular dividends or distributions declared and/or paid on any of the Securities (as defined herein) during the period commencing on the date hereof and ending on December 31, 2003, whether such dividends or distributions are in cash, in kind, or in securities, assets or property of the Company.

(H) Any transfer of shares of capital stock by the Trust or Executive under this Agreement will be consummated at the time and place designated by the Company. At the closing thereof, the Trust or Executive will deliver certificates representing the applicable shares to be transferred, duly endorsed for transfer or accompanied by a duly executed stock power.

(I) In connection with any loan forgiveness or payment of any promissory note, the Company will deliver to Executive the promissory notes, if any, evidencing the applicable indebtedness, duly endorsed for transfer or accompanied by a duly executed note power.

(J) Nothing contained in this Agreement will affect Executive’s obligations under the Secured Recourse Promissory Note issued by Executive to WMC Mortgage Corp. on March 13, 2002, in the original principal amount of $75,000 (the “2001 Bonus Note”).

2.3 Forfeited Options. In consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Executive hereby forfeits, transfers, conveys and assigns to the Company all options to purchase shares of Class B Common Stock of the Company pursuant to the Non-Qualified Stock Option Agreement, dated as of September 23, 1997, between Executive and the Company (the “1997 Option Agreement”). On the date hereof, Executive shall deliver to the Company for cancellation the original 1997 Option Agreement.

2.4 Modifications to Option Agreements. Notwithstanding anything to the contrary set forth in either the Option Agreement dated March 15, 2000, between the Company and Executive (the “2000 Option Agreement”) or the Option Agreement dated January 1, 2002, between the Company and Executive (the “2002 Option Agreement” and, together with the 2000 Option Agreement, the “Option Agreements”), all options which are not vested and exercisable on the Execution Date (the “Unvested Options”) shall cease vesting on the Execution Date. Such Unvested Options shall automatically become vested and exercisable on the earliest of (i) the second anniversary of the Execution Date, (ii) the date that the Company shall consummate a Change-in-Control (as defined in the 2000 Option Agreement), and (iii) the death of the Executive; provided, however, that if at any time prior to the time that such options become vested and exercisable, either (a) the Company shall have the right to terminate Executive’s employment for Cause, or (b) Executive shall be terminated as a result of his resignation, such Unvested Options shall terminate in full and cease to be exercisable. Notwithstanding anything to the contrary set forth in any Option Agreement, Executive will be entitled to exercise any of his options to acquire shares of capital stock at any time from and after the time such option shall become vested and exercisable in accordance with its terms until the earlier of (x) the second anniversary of the date that such options shall have become vested and exercisable and (y) the time of consummation of a Change-in-Control (as defined in the 2000 Option Agreement), in each case, at which time, each such unexercised option shall terminate in full and cease to be exercisable. The Company agrees to provide Executive with notice of a Change-in-Control at least 15 days prior to the consummation date of such Change-in-Control. Except as modified hereby, each Option Agreement remains in full force and effect, enforceable in accordance with its terms.

3. Continued Employment.

3.1 Employment. Executive agrees to serve as the Chairman of the Board of Directors of the Company (the “Board”) from the date hereof until December 31, 2004 (the “Employment Expiration Date”). Notwithstanding the foregoing, the Company may change Executive’s title from Chairman to Vice Chairman at any time in its sole discretion. In addition, notwithstanding the foregoing, the Company may terminate Executive’s employment for any reason or for no reason.

3.2 Salary & Benefits. The Company agrees that, for as long as Executive serves as Chairman or Vice Chairman, (i) the Company will pay to Executive a salary equal to $250,000 per annum, payable in accordance with the Company’s customary payroll practices and (ii) subject to compliance with the Company’s benefit plans and applicable law, Executive will be entitled to participate in the Company’s benefit plans customarily made available to all employees. If Executive’s employment as Chairman or Vice-Chairman, as applicable, is terminated (a) by the Company without Cause, or (b) by Executive or the Company due to Executive’s disability, the Company will continue to pay Executive his salary and, subject to compliance with the Company’s benefit plans and applicable law, allow him to participate until the Employment Expiration Date in the Company’s benefit plans customarily made available to all employees.

3.3 Cause.

(A) For purposes of this Agreement, “Cause” means:

(1) Executive’s conviction of any felony offense or a misdemeanor offense involving a crime of dishonesty or moral turpitude;

(2) Executive’s failure to comply with any of the material terms or conditions of this Agreement, which failure is not corrected within fifteen days after notice to Executive of the acts or omissions that gave rise to such non-compliance; provided, however, that breach by the Executive of the Restrictive Covenants (as defined herein) do not require notice to Executive;

(3) Executive’s gross negligence or willful misconduct in the performance of his duties or responsibilities of his position with the Company;

(4) Executive’s misappropriation of any funds or property of the Company or any direct or indirect subsidiary other than administrative supplies used in the ordinary course of business consistent with past practice;

(5) Executive’s removal from office or termination of employment by requirement of any governmental authority having jurisdiction over the Company or any direct or indirect subsidiary;

(6) Executive’s engaging in any activity which gives rise to a material conflict of interest with the Company or any direct or indirect subsidiary of the Company which will not be cured following fifteen days’ written notice and a demand to cure such conflict;

(7) The use or imparting by Executive of any confidential or proprietary information of the Company or any direct or indirect subsidiary of the Company in violation of any confidentiality or proprietary agreement to which Executive is a party; and

(8) The commission by Executive of an act of fraud or material dishonesty toward the Company or any direct or indirect subsidiary of the Company.

(B) Notwithstanding anything to the contrary set forth in this Agreement or any Continuing Agreement, if Executive commits any act or omission which gives the Company the right to terminate Executive’s employment for Cause, (i) each option held by Executive automatically will terminate in full and cease to become exercisable, and (ii) neither the Company nor the Trust will have any obligations under Section 2.2(C), Section 2.2(D), or Section 2.2(E).

4. Representations and Warranties.

4.1 Executive and Trust. Executive and the Trust hereby jointly and severally represent and warrant to the Company as follows:

(A) Executive or the Trust is the lawful record and beneficial owner of (i) the shares of capital stock of the Company set forth on Schedule II, and (ii) options to purchase shares of capital stock of the Company set forth on Schedule II ((i) and (ii), together with any shares of capital stock of the Company issued or issuable upon exercise or conversion of the foregoing, the “Securities”). Executive and the Trust warrant that he or it is the lawful record and beneficial owner of the Securities and have good title to such Securities, free and clear of any encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto except pursuant to the Securities Pledge Agreement between Executive and the Company dated September 23, 1997, and the Securities Pledge Agreement between the Trust and the Company dated May 7, 1998 (together, the “Pledge Agreements”). Except for this Agreement and the Pledge Agreements, there are no agreements or understandings between Executive or the Trust or any of his or its affiliates with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to any of the Securities. Except for the Securities, none of Executive or the Trust nor any of his or its affiliates has any ownership interest in the Company or any of its direct or indirect subsidiaries.

(B) Executive and the Trust have the full and absolute legal right, capacity, power and authority to enter into this Agreement. The Trust’s execution and delivery of this Agreement and the performance of its obligations hereunder has been duly and validly authorized by all necessary action on the part of the Trust. This Agreement is the valid and binding obligation of Executive and the Trust, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(C) Neither the execution, delivery and/or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof by Executive or the Trust does or will conflict with, result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in (i) any contract to which either the Executive or the Trust is a party, (ii) any of the Trust’s organizational documents, or (iii) any order or judgment by which the Executive or the Trust or his or its assets or properties may be bound.

(D) There are no proceedings pending or, to the knowledge of either Executive or the Trust, threatened against either the Executive or the Trust, whether at law or in equity, whether civil or criminal in nature or before or by any governmental entity or arbitrator, which may affect the Executive’s or the Trust’s ownership of the Securities.

4.2 Company. The Company hereby represents and warrants to Executive and the Trust as follows:

(A) The Company has the full and absolute legal right, capacity, power and authority to enter into this Agreement. The Company’s execution and delivery of this Agreement and the performance of its obligations hereunder has been duly and validly authorized by all necessary action on the part of the Company. This Agreement is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(B) Neither the execution, delivery and/or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof by the Company does or will conflict with, result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any material benefit under, any term, condition or provision of (i) any contract to which the Company is a party, (ii) any of the Company’s organizational documents, or (iii) any order or judgment by which the Company or its assets or properties may be bound.

5. Mutual Releases.

5.1 Executive. Executive and each of his successors, assigns, heirs, executors and administrators (each an “Individual Releasor” and, collectively, the “Individual Releasors”), in consideration of the premises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, have remised, released and forever discharged, and by this Agreement do remise, release and forever discharge each of the Company and its direct and indirect subsidiaries and affiliates and each of their respective directors, officers, stockholders, employees, subsidiaries, affiliates, divisions and predecessors and each of their respective past and present directors, officers, employees and agents and each of their respective successors, assigns, heirs, executors and administrators (each a “Company Releasee” and, collectively, the “Company Releasees”), of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships or transactions by and between the Individual Releasors and the Company Releasees, in law (including but not limited to the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981 and the Worker Adjustment and Retraining Notification Act), admiralty or equity (including, but not limited to, any and all claims arising out of or in any way connected to the employment relationship, or the termination thereof, between Executive and the Company and/or any of its affiliates (including, without limitation, those arising out of the Employment Agreement, but excluding any obligations of the Company Releasees arising under this Agreement and each Continuing Agreement), and which any Individual Releasor has ever had, now has or which it hereafter can, will or may have, whether or not now known, for upon or by any reason of any matter, cause, causes or thing whatsoever from the beginning of the world to the Execution Date. By way of example only, and not by limitation, this release includes any claim, lawsuit or cause of action with respect to (1) any Federal, state, local, foreign or other law covering discrimination, including, without limitation, those based upon race, sex, color, religion, national origin, citizenship, age, disability status, handicapped status or veteran status, alleging discrimination against Executive during Executive’s employment or because of Executive’s termination, (2) any Federal, state, local, foreign or other law relating to notification of any plant or business closing or employee layoff, (3) any breach of any express or implied obligation, duty or contract not to discharge except for good cause, breach of any implied covenant of good faith and fair dealing or breach of any express or implied obligation, duty or contract concerning the application of any personnel policies or procedures, (4) torts, including, without limitation, intentional or negligent infliction of emotional distress, mental anguish or mental suffering, negligence, defamation, invasion of privacy, fraud, deceit, promissory estoppel or personal injury, (5) alleged retaliation relating to being offered the consideration set forth in this Agreement on the terms set forth herein and/or (6) any other theory of recovery. This

Agreement will not affect Executive’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver. This section is also not intended to and will not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment, or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the Age Discrimination in Employment Act.

5.2 Company. The Company and each of its direct and indirect subsidiaries and affiliates (collectively the “Company Releasors”), in consideration of the premises contained herein and for good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, have remised, released, and forever discharged, and by this Agreement do remise, release, and forever discharge Executive and each of his successors, assigns, heirs, executors, and administrators (collectively the “Executive Releasees”), of and from all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships, or transactions by and between the Company Releasors and the Executive Releasees, in law, admiralty or equity (but excluding any obligations of the Executive Releasees arising under this Agreement and each Continuing Agreement), and which any Company Releasor has ever had, now has, or which hereafter can, will, or may, whether or not known, for upon or by any reason of any matter, cause, causes, or thing whatsoever from the beginning of the world to the Execution Date, in each case, other than to the extent relating to or arising from fraudulent or illegal conduct by Executive, which conduct has or is reasonably expected to cause damage, loss or liability to any of the Company Releasors.

5.3 California Waivers.

(A) It is the intention of Executive and the Company in executing this Agreement that the same will be effective as a bar to each and every claim, demand and cause of action specified in this Section 5. In furtherance of this intention, to the extent applicable, the Company and Executive each expressly waives any and all rights and benefits conferred upon them or him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(B) Executive and the Company each acknowledges that he and it hereafter may discover claims or facts in addition to or different from those which Executive and the Company, respectively, now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive and the Company each waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive and the Company each acknowledge that he and it understand the significance and consequence of such release and such specific waiver of SECTION 1542 to the extent applicable.

5.4 Subsequent Release. Upon the termination of Executive’s employment as Chairman or Vice-Chairman of the Company for any reason, including the expiration of the term of employment on the Employment Expiration Date, any payments or benefits to be paid or provided to Executive (or obligations of the Company to the Trust or Executive) under this Agreement are expressly conditioned on Executive’s prior execution and delivery of a general release and waiver in a form acceptable to the Company, the substance of which shall be substantially similar to the release and waiver set forth in Section 5.1 and Section 5.3, respectively except the term “Continuing Agreements” will not include the Second Closing Notes or the Pledge Agreements if the transactions contemplated by Section 2.2(C) and Section 2.2(D) have been consummated.

5.5 Definitions. For purposes of this Agreement, the term “Continuing Agreements” means (a) the Option Agreements and (b) the Stockholders Agreement dated as of May 22, 1997 among the Company and the investor named therein, as it may have been or hereafter may be amended, supplemented or restated, (c) the Certificate of Designation of the Series C Cumulative Convertible Preferred Stock of the Company, as amended, (d) all Second Closing Notes and the Pledge Agreements, (e) the 2001 Bonus Note, and (f) the provisions of the Company’s Amended and Restated Certificate of Incorporation and Bylaws relating to the Company’s indemnification of its directors. “Continuing Agreements” will not include the Second Closing Notes or the Pledge Agreements if the transactions contemplated by Section 2.2(C) and Section 2.2(D) have been consummated.

5.6 Director’s and Officers Insurance. During the time that Executive serves on the Board, the Executive will be covered under the Company’s directors’ and officers’ insurance policy to the same extent that other members of the Board are covered. Thereafter, Executive will be covered under the Company’s directors’ and officers’ insurance policy to the same extent that other former members of the Board are covered.

6. Knowing and Voluntary Waiver; Right to Consider and Revoke.

6.1 Execution of this Agreement. Executive acknowledges that he has been given a period of up to twenty-one (21) days to review and consider whether to sign and return an acknowledgment copy of this Agreement to acknowledge his understanding of and agreement with the foregoing. After such opportunity, Executive has executed and delivered this Agreement on or prior to the date indicated in the first paragraph of this Agreement, which is at least seven days prior to the time that the sections referred to in Section 1.1 shall have become effective.

6.2 Revocation. During the seven-day period immediately following the time that Executive executes and delivers this Agreement, Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If Executive revokes this Agreement pursuant to this Section 6, then Sections 2.2(C), 2.2(D), 2.2(E), 3, 5 and 7 will be ineffective and null and void. In such case, Executive will not be entitled to receive any of the payments or benefits offered to him under such sections.

6.3 Consultation with Counsel. Executive acknowledges that he has consulted with an attorney prior to signing this Agreement.

7. Noncompetition, Nonsolicitation, Noninterference, Nondisparagement; No Injurious Acts.

7.1 Non-Compete. In consideration for the purchase of the shares of capital stock and the forgiveness of indebtedness pursuant to Section 2.2 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees that during the Non-Compete Period (as defined below) he will not, without the Company’s prior written consent, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, consultant, advisor, representative, stockholder, partner or joint venturer, or in any manner engage in the Business within any Restricted Territory (as defined below). As used in this Agreement, the term “Restricted Territory” means any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the State of California, being expressly incorporated by reference herein), or any other place in the world where the Company, or its direct or indirect subsidiaries, affiliates, successors, or assigns engages in the business of originating, marketing, purchasing, selling, securitizing, servicing and/or subservicing residential mortgage loans other than the business of selling mortgage loans directly to retail customers (the “Business”). As used in this Agreement, the term “Non-Compete Period” means the period beginning on the date hereof and ending on the third anniversary of the date hereof.

7.2 Non-Solicitation. During the Non-Compete Period, Executive will not, directly or indirectly through another person, (i) solicit any employee of the Company or any of its direct or indirect subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company and such subsidiary, on the one hand, and any employee thereof, on the other hand, (ii) hire any individual who was an employee of the Company or any of its direct or indirect subsidiaries at any time from and after the date hereof, or (iii) solicit any brokers that are registered with the Company or any of its direct or indirect subsidiaries.

7.3 Non-Interference. During the Non-Compete Period, the Executive will not, directly, or indirectly through another person, induce or attempt to induce any broker, representative, customer, supplier, consultant, lender, licensee or other business relation of the Company or any of its direct or indirect subsidiaries to cease doing business with the Company or any such subsidiary, or in any way interfere with the relationship between any such person, on the one hand, and the Company or any such subsidiary, on the other hand.

7.4 Non-Disparagement; No Injurious Acts.

(A) From and after the date hereof, Executive will not, directly, or indirectly through another person, make any statement that in any way disparages any Company Releasee (as defined herein).

(B) From and after the date hereof, the Company will not, directly, or indirectly through another person (including any of its direct or indirect subsidiaries), make any statement that in any way disparages any Executive Releasee.

(C) From and after the date hereof, Executive will not, directly, or indirectly through another person, take any action that is reasonably likely to cause injury to the relationship between the Company and any of its direct or indirect subsidiaries or affiliates, on the one hand, and any lessor, lessee, source of financing, vendor, supplier, customer, distributor, director, officer, employee, consultant, lawyer, accountant, advisor, agent, shareholder, member or partner or any other business relation or potential business relation of the Company or such subsidiaries, on the other hand.

7.5 Severability. Executive acknowledges and agrees that the provisions of Sections 7.1, 7.2, 7.3 and 7.4 (collectively, the “Restrictive Covenants”) are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of such Restrictive Covenant will not thereby be affected and will be given full force and effect without regard to the invalid portions.

7.6 Modification by Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties hereto that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision will then be enforceable.

8. Mutual Positive Statement. Executive and the Company agree that within seven days after the Execution Date, they will jointly prepare and release to the employees of the Company and its subsidiaries a statement regarding Executive’s departure as an executive of the Company. Such statement will only be released upon the approval of both the Executive and the Company.

9. Cooperation. Executive agrees to cooperate with and make himself readily available to the Company and its subsidiaries and/or their officers, directors and general counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which Executive may have knowledge, information or expertise. The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket expenses incurred by him in connection with this Section 9.

10. Covenants.

10.1 Company. The Company agrees to use its commercially reasonable efforts to have Executive removed as an identified responsible individual on each of the Company’s applicable governmental licenses at the time such license is renewed by the Company.

10.2 Executive. Executive and the Trust agree to pay all taxes arising from or relating to the transactions contemplated by this Agreement when due and payable.

11. Miscellaneous.

11.1 Payments.

(A) Any payments from the Company to Executive pursuant to this Agreement will be paid either by setoff against obligations owing by Executive to the Company or by wire transfer of immediately available funds to the account set forth in Schedule III. Subject to the Agreement, dated as of the date hereof (the “O’Bryan Agreement”), among the Company, Executive and Frank O’Bryan, without limiting the foregoing, all payments being paid by the Company to Executive as consideration for the purchase of shares of capital stock will be paid first by set off against the simultaneous repayment by Executive of obligations under the applicable First Closing Notes and Second Closing Notes. The Trust hereby acknowledges and consents to the payment instructions and other provisions set forth in the O’Bryan Agreement.

(B) Any payments pursuant to this Agreement will be reduced by all amounts required by law, rule or regulation to be withheld in respect of federal, state, local and other taxes and, to the extent not so withheld, Executive agrees to pay to the Company an amount equal to any such withholding amount plus any related interest and/or penalties.

11.2 Notices. All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered personally, sent by nationally recognized air courier, telecopy, electronic mail (if an electronic mail address is set forth below), mail (postage prepaid), registered or certified mail, to the respective parties at:

in the case of Executive,

Scott McAfee

24649 Overland Drive

West Hills, CA 91304

Facsimile: (818) 348-5479

Electronic Mail: smcafee@socal.rr.com

with a copy to:

Cox, Castle & Nicholson LLP

19800 MacArthur Boulevard, Suite 600

Irvine, CA 92612

Facsimile: (949) 476-0256

Attention: Frederick H. Kranz, Esq.

Electronic Mail: rkranz@coxcastle.com

in the case of the Company,

WMC Finance Co.

6320 Canoga Avenue

Woodland Hills, CA 91326

Facsimile: (818) 592-2605

Attention: General Counsel

Electronic Mail: GESHAGHI@homelender.com

with a copy to:

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, New York 10112

Facsimile: (212) 218-9491

Attention: Adam Weinstein, Esq.

Electronic Mail: aweinstein@omm.com

or to such other address as a party will have given to the other parties. Any such notice or other communication will be deemed effective upon the earliest to occur of (i) actual delivery, (ii) transmission by electronic mail or facsimile if such transmission is on a business day and, if such transmission is not on a business day, the first business day following such transmission, (iii) one business day after shipment by air courier as aforesaid, or (iv) three business days after mailing as aforesaid; provided, however, that notice by electronic mail or facsimile shall only be valid if, in addition to such notice, notice is also sent on the same day via air courier or mail in accordance with the provisions above.

11.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Process in any action or proceeding referred to in the proceeding sense may be served upon any party anywhere in the world. In the event of any dispute relating to the terms of this Agreement, a court will be entitled to award reasonable attorneys’ fees to the party in whose favor a judgment is rendered. Such attorneys’ fees will be payable if and when such judgment becomes final and non-appealable.

11.4 No Claim Filed And No Assignment Of Claims. Each party represents and warrants that neither it nor any of its representatives has filed, or will file, any complaints, charges or lawsuits with any court or government agency (or arbitration forum) arising out of or relating to any claims being released by such party in this Agreement. Each party further represents and warrants that neither it nor any of its representatives has assigned or transferred, or will assign or transfer, to any other person other than the Company any of the released matters set forth in this Agreement, and that it will defend, indemnify and hold harmless the Company Releasees (in the case of Executive) and Executive Releasees (in the case of the Company) from and against any claim (including, without limitation, the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

11.5 Assignment. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of each Company, but neither this Agreement nor any rights or benefits hereunder will be assignable or otherwise subject to hypothecation by Executive.

11.6 Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the affiliates, officers, employees, agents, successors and assigns of the parties hereto.

11.7 Separability; Enforcement. If any provision of this Agreement will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof, which will remain in full-force and effect. Executive and the Company agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any provision of such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of such covenant and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Agreement would irreparably injure the Company. Accordingly, the Company or any of its affiliates may, in addition to pursuing any other remedies they may have in law (including, without limitation, collecting damages) or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

11.8 Survival. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 11.8 are in addition to the survivorship provisions of any other section of this Agreement.

11.9 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, each of which such counterpart will be deemed to be an original instrument, but all of which together will constitute one agreement.

11.10 Entire Agreement. This Agreement and the O’Bryan Agreement reflect the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and replace and supercede any prior agreements relating to the subject matter hereof and thereof.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to become effective as of the date indicated above.

WMC FINANCE CO.

By:	/s/ GEORGE M. ESHAGHIAN
Name: Title:	George M. Eshaghian Executive Vice President, Legal & Government Affairs, General Counsel and Secretary

SCOTT A. MCAFEE AND CYNTHIA N. MCAFEE FAMILY TRUST DATED APRIL 10, 1991

By:
Name: Title:

/s/ SCOTT MCAFEE	February 17, 2003
SCOTT MCAFEE	Date

ACKNOWLEDGEMENT

I acknowledge and represent to WMC FINANCE CO. and its affiliates that I have had an opportunity to consult with attorneys and other advisers of my choosing regarding this Separation Agreement, that I have reviewed all of the terms of this Separation Agreement and that I fully understand all of its provisions, including, without limitation, the general release and waiver set forth in the Separation Agreement. As my free and voluntary act, by signing below, I am agreeing to all of the terms of this Separation Agreement and I intend to be legally bound thereby.

/s/ SCOTT MCAFEE	February 17, 2003
SCOTT MCAFEE	Date

SCHEDULE I

	Forgiven Notes[1]	Payment	Shares	Notes[2]
First Closing	January 1, 1998 ($26,666.67) January 1, 1999 ($42,607.10) January 1, 1999 ($99,496.30)	$3,363,380.89	83,421.508 shares of Series C Cumulative Convertible Preferred Stock 49,155.989 shares of Class B Common Stock	September 23, 1997 ($1,200,000.00)

Second Closing		$1,810,904.47	101,320.49 shares of Class B Common Stock

April 20, 1998 ($751,890)

January 1, 2000 ($64,442.54)

January 1, 2000 ($107,566.55)

January 1, 2001 ($69,669.55)

January 1, 2001 ($116,291.39)

January 1, 2002 ($75,320.52)

January 1, 2002 ($125,723.92)

[1]	All promissory notes are entitled Secured Promissory Notes and are issued by Executive to the Company on the date indicated in the principal amount indicated in parenthesis.

[2]	All promissory notes are entitled Secured Promissory Notes and are issued by Executive to the Company on the date indicated in the principal amount indicated in parenthesis.

SCHEDULE II

Ownership Interests

Ownership Interest	Record Owner	Number of Securities
Series C Preferred Stock	Scott A. McAfee and Cynthia N. McAfee Family Trust Dated April 10, 1991	70,404.957
Series C Preferred Stock	Scott A. McAfee and Cynthia N. McAfee Family Trust Dated April 10, 1991	13,016.551
Class A Common Stock	Scott A. McAfee and Cynthia N. McAfee Family Trust Dated April 10, 1991	50,000.000
Class B Common Stock	Scott A. McAfee and Cynthia N. McAfee Family Trust Dated April 10, 1991	491,905.912
Class B Common Stock	Scott A. McAfee and Cynthia N. McAfee Family Trust Dated April 10, 1991	135,476.478
Options to purchase shares of Class B Common Stock	Scott A. McAfee	672,469.000

SCHEDULE III

Wire Instructions

Account Name:

Bank:

Bank Address:

Account Number:

ABA Number:

Comments: